Exhibit 99.1

Investor Relations:

Rob Stewart

Tel 1+ (949) 480-8300

rs@acaciares.com

ACACIA REJECTS NON-BINDING PROPOSAL FROM ARC AND ADOPTS PLAN TO PROTECT TAX BENEFITS

Newport Beach, Calif. – (BUSINESS WIRE) March 16, 2016 – On March 9, 2016, the Board of Directors (the “Board”) of Acacia Research Corporation (NASDAQ: ACTG) (the “Company”) received an unsolicited, conditional and non-binding proposal from ARC Acquisition Company, LLC (“ARC”) to purchase all outstanding shares of the Company’s common stock for cash consideration of $3.72 per share, which proposal was subject to a number of conditions (including a due diligence condition) and did not contain credible evidence that ARC has or could secure financing for such a proposal. With the assistance of its outside financial advisor, the Board considered ARC’s proposal, which provided a premium of only 5% over the Company’s unaffected trading price on March 11, 2016 and determined that the proposal was inadequate. Because of the inadequacy of the proposal, the Board’s belief that the Company’s stock is undervalued at its current trading price and the fact that the Company recently named a new interim Chief Executive Officer and management team that is focused on reviewing the business and executing on its strategic plan, the Board unanimously rejected the proposal. Over the past few months, the Board has received other contacts from persons wanting to ascertain the Company’s interest in a sale. At this time, the Company is not for sale.

Because the Company’s directors and members of its management believe in the Company’s strategic plan and that the Company’s stock is undervalued at its current trading price, individual directors and management intend, over time, to buy Company shares in the open market based on such individual’s evaluation of the market.

The Company also today announced that the Board has acted to protect the Company’s net operating loss carryforwards (“NOLs”) by unanimously approving the adoption of a tax benefits preservation plan. The Company’s tax benefits preservation plan is similar to tax protection plans adopted by other public companies with significant tax carryforwards.

As of December 31, 2015, the Company had U.S. federal income tax NOLs totaling approximately $160,840,000 and U.S. state income tax NOLs totaling approximately $55,215,000 which could be used, in certain circumstances, to offset future taxable income and reduce federal income tax liability. The Internal Revenue Code of 1986, as amended (the “Code”) limits the ability of a corporation to use NOLs if it experiences an “ownership change” under Section 382 of the Code. Ownership changes under Section 382 of the Code generally relate to the cumulative change in ownership among shareholders with an ownership interest of 5% or more (as determined under Section 382’s rules) over a rolling three year period.

The tax benefits preservation plan was adopted by the Board to reduce the likelihood of an “ownership change” occurring. There is no guarantee, however, that the tax benefits preservation plan will prevent the Company from experiencing an ownership change.

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Existing shareholders holding 4.9% or more of the Company’s outstanding shares of common stock are exempt from the provisions of the tax benefits preservation plan unless they make additional purchases (subject to certain exceptions).

The tax benefits preservation plan will expire if unused NOLs may no longer be carried forward. The tax benefits preservation plan also will expire upon redemption or exchange of the rights. Otherwise, the tax benefits preservation plan will expire no later than the close of business on March 15, 2019, unless extended by the Board of Directors.

Additional information regarding the Plan will be contained in a Current Report on Form 8-K and/or in a Registration Statement on Form 8-A that the Company will file with the SEC and will be accessible via the EDGAR database on the SEC’s website at www.sec.gov.

ABOUT ACACIA RESEARCH CORPORATION

Founded in 1993, Acacia Research Corporation (NASDAQ: ACTG) is the industry leader in patent licensing. An intermediary in the patent marketplace, Acacia partners with inventors and patent owners to unlock the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner.

For more information, visit: www.acaciaresearch.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current beliefs, assumptions and expectations considering the information currently available to management and speak only as of the date hereof. Our actual results, performance or financial condition may differ materially and adversely from those expressed or implied in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. The words “believe,” “may,” “could,” “will,” “should,” ‘would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive,” or similar words or the negative of these words, identify forward-looking statements. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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